Registration No. 333-




                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                 ---------------

                                    FORM S-3
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                                 ---------------

                        WASTE SYSTEMS INTERNATIONAL, INC.
             (Exact name of Registrant as specified in its charter)

              -----------------------------------------------------

                    DELAWARE                                  95-420366

         (State or Other Jurisdiction of                   (I.R.S. Employer
          Incorporation or Organization)                  Identification No.)


                          420 Bedford Street, Suite 300
                         Lexington, Massachusetts 02420
                                 (781) 862-3000
          (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)
                                 ---------------

                                PHILIP W. STRAUSS
                 Chairman, Chief Executive Officer and President
                        WASTE SYSTEMS INTERNATIONAL, INC.
                          420 Bedford Street, Suite 300
                         Lexington, Massachusetts 02420
                                 (781) 862-3000
            (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)
                                 ---------------
                                   Copies to:

                             THOMAS P. STORER, P.C.
                           GOODWIN, PROCTER & HOAR LLP
                                 Exchange Place
                                Boston, MA 02109
                                 (617) 570-1000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement, as determined by the Registrant.

         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [ x ]

         If this form is used to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                                           CALCULATION OF REGISTRATION FEE
-------------------------- ------------------ --------------------- --------------------------- --------------------
 Title of Each Class of      Amount to be       Proposed Maximum         Proposed Maximum            Amount of
    Securities to be          Registered       Offering Price Per    Aggregate Offering Price    Registration Fee
       Registered                                   Share(1)                                            (2)
-------------------------- ------------------ --------------------- --------------------------- --------------------
      Common Stock,
      par value $0.01      2,244,109 shares          $6.44                 $14,452,061               $4,017.67
-------------------------- ------------------ --------------------- --------------------------- --------------------

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(a) and 457(c) under the Securities Act of 1933, as amended (the "Securities Act"), based on the average of the high and low prices on the Nasdaq SmallCap Market for August 2, 1999 as reported by NASDAQ.

(2) A filing fee of $2,904.82 was previously paid in connection with 1,044,900 shares of common stock registered under the Company's registration statement on Form S-3 filed as of September 29, 1998 with Securities and Exchange Commission (File No. 333-64553) and with respect to which this registration statement amends such previous registration statement.


     Pursuant to Rule 429 of the Securities Act of 1933, the prospectus contained in this registration statement also relates to 1,044,900 shares of unissued common stock registered under the Company's registration statement on Form S-3 filed September 29, 1998 with the Securities and Exchange Commission (File No. 333-64553). This registration statement, which is a new registration statement, also constitutes a post-effective amendment to registration statement No. 333-64553. Such post-effective amendment shall become effective concurrently with the effectiveness of this registration statement in accordance with Section 8(a) of the Securities Act of 1933.
                                 ---------------

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Information   contained  herein  is  subject  to  completion  or  amendment.   A
Registration Statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet been declared effective. These securities may not be sold nor may offers to buy be accepted prior to the time the Registration Statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there by any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.
       Subject to completion, preliminary prospectus dated August 4, 1999

                                   PROSPECTUS

                        Waste Systems International, Inc.

                2,244,109 Shares of Common Stock $0.01 par value

o The persons listed as the selling stockholders in this Prospectus are offering to sell up to 2,244,109 shares of Waste Systems common stock, par value $0.01 per share.

o Waste Systems's common stock is traded under the symbol "WSII" on the Nasdaq Stock Market, Inc.'s SmallCap Market System. On August 2, 1999, the reported closing price for the common stock was $6.50 per share.

o The selling stockholders may offer their shares from time to time in stock exchange transactions, in privately negotiated transactions or by a combination of these methods, directly or indirectly through agents, and at prevailing market prices or privately negotiated prices. See the "Plan of Distribution" section of this prospectus.

o WasteSystems will not receive any proceeds from the sale of shares by the selling stockholders. We will pay substantially all of the expenses incident to the registration of these shares, except for the selling commissions.

o Waste Systems is an integrated non-hazardous solid waste management company that provides waste collection, recycling, transfer and disposal services to commercial, industrial, residential and municipal customers within some regional markets in the Northeast and mid-Atlantic states where we operate.

o    We are a Delaware corporation,  with principal executive offices located at
     420  Bedford  Street,  Suite  300,  Lexington,   Massachusetts  02420;  our
     telephone number is (781) 862-3000.

             Please consider carefully the "Risk Factors" beginning
                          on page 6 of this prospectus.
                              --------------------

The information in this prospectus is not complete and may be changed. These securities may not be sold nor may offers to buy be accepted until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the common stock, nor have any of these organizations determined that this prospectus is accurate or complete.
Any representation to the contrary is a criminal offense.


                The date of this prospectus is August 4, 1999

                                TABLE OF CONTENTS
                                                                            Page

FORWARD-LOOKING STATEMENTS....................................................1

PROSPECTUS SUMMARY............................................................2

SECURITIES TO BE OFFERED......................................................2

THE COMPANY...................................................................2

RISK FACTORS..................................................................6
     Issuance of additional equity may be dilutive to stockholders............6
     Future sales of common stock may adversely affect the market for our common stock......................................................6
     Market conditions may reduce the trading price of our common stock.......7
     We do not plan to pay dividends to our stockholders......................7
     Our history of losses makes the common stock a highly speculative investment............................................................7
     Risks of substantial voting control by Waste Systems's management and major stockholders................................................8
     Anti-takeover provisions.................................................8
     Our high level of indebtedness could adversely affect our
        financial health......................................................8
     Failure to achieve adjusted stockholders equity of at least
        $40,000,000 will increase our interest expense........................9
     Incurring more debt could further exacerbate the risks of our high level of indebtedness............................................10
     We may not generate enough cash to service our indebtedness or our other liquidity needs.............................................10
     We have no control over many factors in our ability to finance planned growth........................................................10
     Our future success depends upon our ability to manage rapid growth in operations and personnel....................................11
     Our future success depends upon our ability to identify, acquire and integrate acquisition targets.....................................11
     Loss of key executives could affect our ability to achieve
        Waste Systems'business objectives.....................................11
     Failed acquisitions or projects may adversely affect our results of operations and financial condition.................................11
     Our business may not succeed due to the highly competitive nature of the solid waste management industry................................12
     Seasonal revenue fluctuations may negatively impact our operations.......12
     The geographic concentration of our operations magnifies the risks to our success........................................................12
     Potential difficulties in acquiring landfill capacity could increase our costs....................................................13
     Failure to obtain landfill closure performance bonds and letters of credit may adversely affect our business...........................13
     Estimated accruals for landfill closure and post-closure costs may not meet our actual financial obligations.........................13
     Environmental and other government regulations impose costs and uncertainty on our operations.........................................13
     We are exposed to potential liability for environmental damage and regulatory noncompliance..........................................14
     Our environmental liability insurance may not cover all risks of loss..................................................................14
     Addressing local community concerns about our operations may adversely affect our business.........................................14
     Year 2000 problems could have an adverse impact on our business..........14

RECENT DEVELOPMENTS...........................................................15

MATERIAL TERMS OF THE SELLING STOCKHOLDERS'TRANSACTION........................19

SELLING STOCKHOLDERS..........................................................20

PLAN OF DISTRIBUTION..........................................................21

USE OF PROCEEDS...............................................................23

LEGAL MATTERS.................................................................23

EXPERTS.......................................................................23

WHERE YOU MAY FIND MORE INFORMATION...........................................24

DOCUMENTS INCORPORATED BY REFERENCE...........................................24

                           FORWARD-LOOKING STATEMENTS

     This prospectus includes both historical and forward-looking statements. These forward-looking statements are not facts rather, they are intentions and expectations relating to our plans, strategies and prospects under the headings "Prospectus Summary," "Risk Factors" and "Recent Developments." The forward-looking statements in these sections of the prospectus can generally be identified by our use of words such as "plan," "intend," "believe," "expect," and other words of similar import. Although we believe that our plans, intentions and expectations reflected in or suggested by the forward-looking statements are reasonable, we cannot assure you that we will achieve the plans, intentions or expectations. We urge you to consider carefully the important factors that could cause actual results to differ materially from the forward-looking statements. Some of these factors are described in the section entitled "Risk Factors" and elsewhere in this prospectus. We make all the forward-looking statements in this prospectus only as of the date of this prospectus, and we undertake no obligation to publicly update the forward-looking statements to reflect subsequent events.

                               PROSPECTUS SUMMARY

     This summary highlights selected information from this prospectus, but does not contain all the information that may be important to you. This prospectus includes or incorporates by reference information regarding our business and the selling stockholders who are offering common stock for resale. We encourage you to review the detailed information and data appearing elsewhere or incorporated by reference in this prospectus. Except in discussing our business and results of operations and where the context requires otherwise, references in this prospectus to "we," "us," "our," "Waste Systems" or "Company" refer to Waste Systems International, Inc., and not to any of our subsidiaries. The term "common stock" as used in this prospectus refers to the common stock, par value $0.01 per share, of Waste Systems International, Inc.


                            SECURITIES TO BE OFFERED


     This prospectus relates to the offer and sale from time to time by the persons listed in this prospectus as the selling stockholders of up to 2,244,109 shares of common stock. These shares are being registered by us under the terms of exchange agreements between Waste Systems and each of the selling stockholders listed in this prospectus, and we will not receive any proceeds from the sale thereof. We will pay substantially all of the expenses incident to the registration of these shares, except for the selling commissions, if any.

     The selling stockholders may offer their shares from time to time in stock market transactions, in privately negotiated transactions or by a combination of these methods, directly or indirectly through agents, and at prevailing market prices or privately negotiated prices. See the "Plan of Distribution" section of this prospectus. Waste Systems' common stock is traded under the symbol "WSII" on the Nasdaq Stock Market, Inc.'s SmallCap Market System. On August 2, 1999, the reported closing price for the common stock was $6.50 per share.

     The 2,244,109 shares of common stock being offered in this prospectus were issued in exchange for 7% convertible subordinated notes due 2005 previously held by the selling stockholders. On May 13, 1998, Waste Systems closed a private placement offering of $60.0 million principal amount of 7% Convertible Subordinated Notes due 2005 to the selling stockholders and other investors. The terms of the notes provide, among other things, that the principal amount of the notes and any accrued but unpaid interest are convertible into common stock at a conversion price of $10.00 per share.

     On March 31, 1999, we closed a private exchange offer in which we offered common stock to holders of the 7% Convertible Subordinated Notes in exchange for a portion of their outstanding notes. In the exchange offer, we issued 2,244,109 shares of common stock in exchange for $10,449,000 in aggregate principal amount of notes. Please refer to the section of this prospectus entitled "Material Terms of the Selling Stockholders' Transaction" for a more complete description of the exchange offer.


                                   THE COMPANY

     We are an  integrated  non-hazardous  solid waste  management  company that provides waste collection, recycling, transfer and disposal services to commercial, industrial, residential and municipal customers within some regional markets in the Northeast and Mid-Atlantic states where we operate. We are achieving significant growth by implementing an active acquisition strategy, and plan to contribute to our growth by generating increased sales from existing operations and achieving greater operating efficiencies. Waste Systems is a Delaware corporation. Our principal executive offices are located at 420 Bedford Street, Suite 300, Lexington, Massachusetts 02420, and our telephone number is
(781) 862-3000.

Current Integrated Operations

     We currently operate, and intend to expand, regional networks of integrated waste collection and disposal operations. These integrated networks consist of operating landfills, waste transfer stations, and waste collection operations.

     o    Waste Collection Operations

     We own multiple waste collection operating subsidiaries which serve as conduits of waste flow to our transfer stations and landfill operations. As of June 9, 1999, our waste collection operations serve a total of approximately 72,000 commercial, industrial, residential and municipal customers in the Vermont, Central Pennsylvania, Upstate New York and Central Massachusetts markets. Since then we have acquired an additional waste collection and transfer station operation servicing the Baltimore, Maryland/Washington, D.C. region, and completed the acquisition of established waste collection and transfer station operations in Southern New Hampshire and Eastern Massachusetts.

     o    Landfill Operations

     We currently own four landfills, one in Vermont and three in Central Pennsylvania. Two of these were operating in 1998, and generated approximately 20% of our 1998 revenues. Of the remaining two, one began operating in March 1999 with the acquisition of Community Refuse Service, Inc. and we expect to begin operating the other in the fourth quarter of 1999. The aggregate remaining estimated permitted capacity of these four owned landfills is approximately 24 million cubic yards. In addition, we have a 16-year contract with the Town of South Hadley, Massachusetts to operate that town's landfill, subject to receipt of required permits, which we expect to begin operating in the first quarter of 2000. The South Hadley landfill has an estimated capacity of 2.0 million cubic yards available for future disposal.

     o    Transfer Station Operations

     We provide transfer station services supporting one of our landfills and have acquired another transfer station that is permitted and has begun construction. We recently completed the acquisition of an operation that provides both waste collection and transfer station services. We have also recently completed the acquisition of two additional transfer stations. The transfer stations serve as gateways of waste streams by receiving and compacting solid waste collected by us and by third parties, which we then transfer by long-haul trucks for disposal at landfills we operate.

The Movement of the Solid Waste Management Industry Toward Consolidation and Integration

     The solid waste management industry is undergoing general trends toward significant consolidation and integration. We believe these trends are due primarily to the following factors:

     o stringent environmental regulations which require increased capital to maintain regulatory compliance;

     o the inability of many smaller operators to achieve the competitive economies of scale enjoyed by larger operators;

     o the competitive and economic benefits of providing integrated collection, recycling, transfer and disposal services; and

     o the privatization of solid waste landfills, transfer stations, and collection services by municipalities.

     Although significant consolidation has occurred within the solid waste management industry, we believe the industry remains highly fragmented and that a substantial number of potential acquisition and privatization opportunities remain, including in the Northeast and Mid-Atlantic states where we operate.

Our Strategy to Capitalize on Industry Consolidation and Integration

     We seek to acquire independent collection, transfer station and landfill operations in appropriate locales to integrate those acquisitions into our current operations. Our objective is to expand the geographic scope of our operations and to become one of the leading non-hazardous solid waste management companies in each local market that we serve. The primary elements of our strategy for achieving these objectives are:

     o Executing our acquisition program. Our acquisition program consists of identifying regional markets and acquiring non-hazardous solid waste disposal assets in those targeted markets that we can operate as part of a fully integrated solid waste management operation. To establish ourselves within a selected market, we seek acquisitions that are consistent with our plan to acquire long-term disposal capacity in targeted regional markets, collection companies and transfer stations in the targeted regions to secure a stable long-term waste flow, and small but complementary "tuck-in" collection companies to increase a regional operation's profitability.

     o Generating internal growth. We plan to generate internal growth from existing operations by increasing sales penetration in our current and adjacent markets, soliciting new commercial, industrial and residential customers, marketing upgraded services to existing customers and, where appropriate, raising prices.

     o Increasing operating efficiency. We expect to increase our operating efficiency through implementation of an organizational system that sets operating standards and analyzes operating criteria of our collection, transfer, disposal and other services.

     In connection with our growth strategy, Waste Systems currently is and at any given time will be involved in potential acquisitions that are in various stages of exploration and negotiation, ranging from initial discussions to the execution of letters of intent and the preparation of definitive agreements. Some of these potential acquisitions may be material. No assurance can be given, however, that we will be successful in completing further acquisitions in accordance with our growth strategy, or that acquisitions, if completed, will be successful. For a description of the risks involved in our growth strategy, please refer to the subsections of the "Risk Factors" section of this prospectus on page 9 beginning with "We have no control over many factors in our ability to finance planned growth."

Our Key Strengths

     Through  the   implementation  of  our  growth  strategy,   we  believe  we
demonstrate the following key strengths:

     o    Development of Fully Integrated Operations

     We continue to develop more fully integrated operations in our targeted market areas. During 1998, over 95% of the solid waste from our Vermont operations was delivered for disposal at our Moretown, Vermont landfill, and approximately 40% of the solid waste delivered for disposal at the Moretown landfill during this period was collected by us. During 1998, approximately 59% of the solid waste from our Central Pennsylvania operations was delivered for disposal at the Sandy Run landfill in Hopewell, Pennsylvania, and approximately 60% of the solid waste delivered for disposal at the Sandy Run landfill during this period was collected by us. We expect to begin integration of our waste collection operations and transfer station services in Central Massachusetts once the South Hadley landfill is operational. We recently acquired our Upstate New York waste collection and transfer station operations in anticipation of landfill acquisition and privatization opportunities in that market area.

     o    Operating Efficiencies

     We are achieving significant operating efficiencies and reducing costs through consolidation and elimination of redundant corporate and service functions in acquired businesses.

     o    Significant Disposal Capacity

     We have approximately 26.0 million cubic yards of landfill capacity in landfills we own or operate, of which 9.9 million cubic yards are fully permitted and operating. We recently began construction on an additional 14.2 million cubic yards of landfill capacity, and 2.0 million cubic yards are engaged in the final permitting process. This significant disposal capacity gives us the opportunity to achieve a high degree of internalization by allowing room for disposal of the waste streams generated by our growing collection and transfer operations.

     o    Successful Acquiror and Consolidator

     We believe that we have demonstrated our ability to realize value in the fragmented solid waste management industry by completing acquisitions of three landfills, five transfer stations, and 41 solid waste collection operations in the Northeast and Mid-Atlantic regions since January 1998. Please see the section of this prospectus entitled "Recent Developments" beginning on page 16 for a more complete description of our current activities. We have been effective in executing our acquisition program to expand our solid waste assets in our targeted regional markets at prices we believe will provide opportunities for increased profits and flexibility in operations. As a result of executing our acquisition program, we have realized significant growth in revenue and earnings before interest, taxes, depreciation and amortization or EBITDA, which we believe is a measure commonly used by lenders and some investors to evaluate a company's performance in our industry.

     o    Strong Management Team

     Our management team has a demonstrated track record of identifying, acquiring, integrating and operating non-hazardous solid waste disposal assets. Our executives and operation managers average 13.2 years of experience in the solid waste disposal industry. In addition, senior management owns a significant equity stake in Waste Systems, which motivates them to achieve our objectives to maximize the value of their Waste Systems stock.

Risk Factors

     You should consider carefully all of the information set forth in this prospectus and, in particular, the specific factors set forth under the "Risk Factors" section beginning on page 6 before deciding to invest in the securities being offered in this prospectus.

                                  RISK FACTORS

     In addition to the other information contained or incorporated by reference in this prospectus, you should consider the following factors carefully in evaluating an investment in the shares of common stock offered by this prospectus.

Issuance of additional equity may be dilutive to stockholders.

     Future issuance of additional equity by us may dilute the interest of our existing stockholders. We currently have:

o up to 4,955,143 shares of common stock issuable upon conversion of our 7% Convertible Subordinated Notes outstanding as of June 30, 1999, which are convertible at $10 per share at any time by the holders of the notes, and by us if the closing price of the common stock after May 13, 2000 remains above $10 per share for twenty consecutive trading days;

o up to 1,500,000 shares of common stock issuable upon exercise of outstanding warrants, which are exercisable at $6.25 per share of common stock from September 2, 1999 to March 2, 2004;

o up to 1,576,292 shares of our common stock issuable upon conversion, which is subject to stockholder approval, of the 894 shares of our Series C Preferred Stock issued to former stockholders of Eastern Trans-Waste of Maryland, Inc. as consideration in our recently completed acquisition of that company;

o up to 3,175,768 shares of common stock issuable upon exercise of options outstanding as of June 30, 1999 under our stock option plans, subject to vesting requirements, at prices ranging from $1.41 to $9.25; and

o an additional 824,232 shares of common stock reserved for issuance as of June 30, 1999 under our stock option plans.

     In addition, on July 30, 1999, we completed an initial closing of a private placement in which we issued 571,429 shares of common stock for aggregate consideration of $4 million, and on August 2, 1999 we completed a subsequent closing of the private placement in which we issued an additional 1 million shares of common stock for aggregate additional consideration of $7 million. The proceeds from the private placement will be used for potential future acquisitions and general working capital purposes. We anticipate holding additional subsequent closings under the private placement for the issuance of up to an additional 1,285,714 shares, for a total of 2,857,143 shares and gross total private placement proceeds of $20 million. Finally, our ability to achieve our business objectives depends on our use of a blend of debt financing and equity financing appropriate for executing our business strategy. To the extent that additional equity securities are issued to finance future acquisitions instead of issuing additional debt, the interests of our existing stockholders will be diluted.

Future sales of common stock may adversely affect the market for our common stock.

     Stockholders may be adversely affected by future sales of common stock by other stockholders. If any of our larger stockholders sell substantial amounts of our common stock eligible for resale in the public market after this offering, the market price of our common stock could fall. Such sales may also make it more difficult for us in the future to sell equity or equity-related securities in the public market, whether for the purpose of general corporate financing or for use as consideration in an acquisition, at a time and at a price that we deem appropriate.

     Upon completion of this offering, we will have 13,405,394 shares of our common stock outstanding (based on the number of shares outstanding as of June 30, 1999 and assuming no exercise of outstanding stock options after that date), all of which are freely tradable without restriction under the Securities Act of 1933 (the "Securities Act").

     In addition, we have already registered for resale:

o up to 4,955,143 shares of common stock issuable upon conversion of our 7% Convertible Subordinated Notes at any time by the holders of the notes; and

o 4,000,000 shares of common stock reserved for issuance under our stock option plans.

     In addition, we currently intend to register:

o warrants to purchase an aggregate of 1,500,000 shares of common stock at an exercise price of $6.25 per share, and the common stock issuable upon exercise of those warrants, for resale by the holders (see the section of this prospectus entitled "Recent Developments--Senior Notes Offering" for a more complete description of the private placement and related registration rights);

o up to 2,678,620 shares of our common stock issued to former stockholders of Eastern Trans-Waste of Maryland, Inc. as a portion of the consideration we paid in our recently completed acquisition of that company, under a registration rights agreement with its sellers;

o up to 1,576,292 shares of our common stock issuable upon conversion, which is subject to stockholder approval, of the 894 shares of our Series C Preferred Stock issued to former stockholders of Eastern Trans-Waste of Maryland, Inc. as consideration in our recently completed acquisition of that company, under a registration rights agreement with its sellers; and

o up to 2,857,143 shares of common stock for resale by stockholders who receive those shares in our recent private placement (see the section of this prospectus entitled "Recent Developments--Private Placement of Common Stock" for a more complete description of this transaction).

Market conditions may reduce the trading price of our common stock

     The market price of our common stock has historically experienced and may continue to experience high volatility. Our quarterly operating results, changes in general conditions in the economy or the financial markets and other developments affecting us or our competitors could cause the market price of our common stock to fluctuate substantially. In addition, in recent years, the stock market has experienced significant price and volume fluctuations. This volatility has affected the market prices of securities issued by many companies for reasons unrelated to their operating performance and may adversely affect the price of our common stock.

We do not plan to pay dividends to our stockholders

     We have never declared or paid a cash dividend on our common stock. We intend to retain earnings to repay debt and to finance the growth and development of our business and do not anticipate paying cash dividends on our common stock in the foreseeable future. Any declaration of dividends in the future will depend, among other things, upon our results of operations, financial condition and capital requirements as well as general business conditions. Our outstanding debt securities also contain restrictions which prohibit us from making dividend payments to our stockholders.

Our history of losses makes the common stock a highly speculative investment.

     From Waste Systems's inception through March 31, 1999, we have had aggregate net losses of approximately $43.9 million on aggregate revenues of approximately $36.2 million and had an accumulated loss from operations of $26.0 million. Following Waste Systems's restructuring in 1996, we directed our focus on becoming an integrated solid waste management company by implementing a business strategy based on aggressive growth through acquisitions. Our ability to become profitable and to maintain profitability as we pursue our business strategy will depend upon several factors, including our ability to:

   o execute our  acquisition  strategy  and expand our  revenue  generating
     operations   while    maintaining   or   reducing   our   proportionate
     administrative expenses;

   o locate sufficient financing to fund acquisitions; and

   o adapt to changing conditions in the competitive market in which we operate.

External factors, such as the economic and regulatory environments in which we operate will also have an effect on our business and its profitability. However, continued losses and negative cash flow may not only prevent us from achieving our strategic objectives, it may also limit our ability to meet financial obligations.

Risks of substantial voting control by Waste Systems's management and major stockholders.

     As of June 30, 1999, Waste Systems's directors, executive officers and their affiliates and other major stockholders -- those holding 5% or more of the common stock -- beneficially owned approximately 86.5% of the outstanding shares of common Stock. Accordingly, these stockholders are considered to have a controlling influence over the election of directors and other corporate and stockholder actions.

Anti-takeover provisions.

     Applicable sections of the Delaware General Corporation Law and our charter and by-laws may have an anti-takeover effect and discourage takeover attempts not first approved by our Board of Directors (including takeovers which our stockholders may consider to be in their best interests). Such provisions include:

  o Section 203 of the Delaware General Corporation Law which, in general, imposes restrictions upon certain acquirors (including their affiliates and associates) of 15% or more of our common stock;

  o a charter provision giving our Board of Directors the ability to issue shares of preferred stock and to establish the voting rights, preferences and other terms of preferred stock without further action by stockholders;

  o a charter provision limiting the removal of directors only for cause and requiring for such removal the approval of at least two-thirds of the votes eligible to be cast by stockholders in the election of such director;

  o a by-law provision vesting exclusive authority in the Board of Directors to determine the size of the Board of Directors and, subject to limited exceptions, to fill any Board vacancies;

  o a by-law provision vesting exclusive authority in the Board of Directors to call special meetings of stockholders; and

  o a by-law provision requiring advance notice for stockholder proposals and nominations for election to the Board of Directors.

These statutory, charter and by-law provisions could delay or frustrate the removal of incumbent directors or the assumption of control by stockholders, even if such removal or assumption of control would be beneficial to stockholders. These provisions also could discourage or make more difficult a merger, tender offer or proxy contest, even if such events would be beneficial to the interest of stockholders.

Our high level of indebtedness could adversely affect our financial health.

     We currently have a high level of indebtedness relative to stockholders' equity. The following tables illustrate our level of indebtedness and ratio of earnings to fixed charges:

                                                           As of March 31, 1999
                                                          (dollars in thousands)

             Long-term indebtedness.......................      $   152,057
             Stockholders' equity.........................      $     5,892
             Debt to equity ratio.........................           25.7:1

        Our high level of indebtedness could:

   o limit our flexibility in planning for, or reacting to, changes in business, industry and economic conditions;

   o require us to dedicate a substantial portion of our cash flow from operations to repaying indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures and other general corporate purposes;

   o place us at a competitive disadvantage compared to our competitors with lower levels of indebtedness; and

   o limit our ability to borrow additional funds because of a potential lender's limits on borrower indebtedness.

        Our high level of indebtedness may have a direct negative impact on our operations. It may also result in an event of default under our debt instruments which, if not cured or waived, could have a material adverse effect on our finances.

                                                                   For the three        For the Years Ended
                                                                   months ended            December 31,
                                                                  March 31, 1999        1998          1997
                                                                  --------------        ----          ----

       Ratio of earnings to fixed charges......................        N/A               N/A           N/A

        For the three months ended March 31, 1999, we incurred net losses that did not cover fixed charges by approximately $8.8 million; for the year ended December 31, 1998, we incurred net losses that did not cover fixed charges by approximately $6.6 million; and for the year ended December 31, 1997, we incurred net losses that did not cover fixed charges by approximately $5.5 million. For purposes of computing this financial relationship of earnings to fixed charges, earnings consist of pretax income (loss) from continuing operations plus fixed charges. Fixed charges consist of interest expense and financing costs, including capitalized interest and amortization of deferred financing costs, and an estimated portion of rentals representing interest costs.

Failure to achieve adjusted stockholders equity of at least $40,000,000 will increase our interest expense.

        We must increase the interest rate payable on the senior notes to 13%, 14% and 15% per year if we do not achieve an Adjusted stockholders' equity, as defined below, of at least $40,000,000 on each of December 31, 1999, June 30, 2000, and December 31, 2000, respectively. "Adjusted stockholders' equity" means our stockholders' equity as shown on our consolidated balance sheets filed as part of our regular reports with the Securities and Exchange Commission, less the amount of any increase resulting from the issuance of shares of common stock in exchange for our outstanding 7% Convertible Subordinated Notes, to the extent that the issuance exceeds 2,343,646 shares of common stock in the aggregate.

Incurring more debt could further exacerbate the risks of our high level of indebtedness.

        Despite our current high level of indebtedness, we may incur additional indebtedness to fund acquisitions, for general working capital purposes or for other reasons. On July 22, 1999, we entered into a revolving credit facility with BankNorth Group, N.A. to fund acquisitions and for general working capital. While no credit has been drawn on this facility to date, the agreement provides for up to $25 million in secured debt that is guaranteed by our subsidiaries. If other new debt is added to our current level of debt, the related risks of indebtedness could intensify for us.

We may not generate enough cash to service our indebtedness or our other liquidity needs.

        Our ability to make payments on and to refinance our indebtedness and to fund planned capital expenditures will depend on our ability to generate cash in the future. This ability depends in part on our operating performance and the execution of our business strategy. It is also subject to influence by general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

        We cannot assure you that our business will generate sufficient cash flow from operations, that we will realize anticipated cost savings from operating efficiency improvements, or that we will be able to obtain future financing in amounts sufficient to enable us to pay our indebtedness, or to fund our other liquidity needs.

        The  following   table  outlines  the  schedule  of  our  required  debt
amortization payments:



                        Balance at
                         March 31,                      Principal Payments Due During
                           1999       1999   2000    2001     2002     2003     2004    2005     2006     Remainder    Total
                           ----       ----   ----    ----     ----     ----     ----    ----     ----     ---------    -----
                                                                (dollars in thousands)
Long-Term Debt
Bank Credit Facility..          -        -       -        -       -        -        -        -         -         -           -
Capital Leases,
  Equipment and Other
  Notes Payable.......   $  2,106   $  216  $  281  $   306  $  334   $  282  $   139  $   153  $    169   $   226    $  2,106
Senior Notes..........    100,000        -       -        -       -        -        -        -   100,000         -     100,000
10% Convertible
  Subordinated Debentures     400        -     400        -       -        -        -        -         -         -         400
7% Convertible
  Subordinated Notes..     49,551        -       -        -       -        -        -   49,551         -         -      49,551
                         --------   ------  ------  -------  ------   ------  -------  -------  --------   -------    --------

         Total........   $152,057   $  216  $  681  $   306  $  334   $  282  $   139  $49,704  $100,169   $   226    $152,057
                         ========   ======  ======  =======  ======   ======  =======  =======  ========   =======    ========


        In addition, as disclosed in the Risk Factor subsection above, we entered into a $25 million revolving credit facility on July 22, 1999. We may need to refinance all or a portion of our indebtedness on or before maturity. We cannot assure you that we will be able to refinance any of our indebtedness on commercially reasonable terms or at all.

We have no control over many factors in our ability to finance planned growth.

        We require substantial funds to complete and bring to commercial viability all of our currently planned projects. We also anticipate that future business acquisitions will be financed not only through cash from operations and the proceeds from previous debt offerings, but also by future borrowings under bank credit facilities, offerings of Waste Systems stock as consideration for acquisitions, or from the proceeds of additional equity or debt financings. Therefore, our ability to satisfy our future capital and operating requirements for planned growth is dependent on a number of pending or future financing activities, and we cannot assure you that any of these financing activities will be successfully completed.

Our future success depends upon our ability to manage rapid growth in operations and personnel.

        Our objective is continued growth by expanding our services in selected markets where we can be one of the largest and most profitable fully-integrated solid waste management companies. Accordingly, we may experience periods of substantial rapid growth. This growth could place a significant strain on our operational, financial and other resources. Any failure to expand our operational and financial systems and controls in an efficient manner at a pace consistent with our growth could have a material adverse effect on our business, financial condition and results of operations.

        Our future success is also highly dependent upon our continuing ability to identify, hire, train and motivate a sufficient number of highly qualified personnel for our planned growth. We face competition for recruiting qualified personnel from our competitors, other companies not in the waste management industry, government entities and other organizations. We cannot assure you that we will be successful in attracting and retaining qualified personnel as required for our present and future planned operations. Our inability to attract and retain a sufficient number of qualified personnel could have a material negative impact on our business, financial condition and results of operations.

Our future success depends upon our ability to identify, acquire and integrate acquisition targets.

        Our future success is highly dependent upon our continued ability to successfully identify, acquire and integrate additional solid waste collection, recycling, transfer and disposal businesses. As the solid waste management industry continues to consolidate, competition for acquisition candidates within the industry increases and the availability of suitable candidates on terms favorable to us may decrease. We compete for acquisition candidates with larger, more established companies that may have significantly greater capital resources than we do, which can further decrease the availability of suitable acquisition candidates at prices affordable to us. We cannot assure you that we will be able to identify suitable acquisition candidates, to successfully negotiate acquisitions on terms reasonable to us given our resources, to obtain financing for those targets on favorable terms, or to successfully integrate any acquired targets with our current operations.

        We believe that a significant factor in our ability to consummate acquisitions will be the attractiveness of our common stock as consideration for potential acquisition targets. This attractiveness may be, in large part, dependent upon the relative market price and capital prospects of our equity securities as compared to the equity securities of our competitors. Our stock is traded on the Nasdaq Stock Market, Inc.'s SmallCap Market, while some of our competitors' stock is traded on larger, more recognized markets. In addition, some of our competitors have a significantly larger capitalization than we do, which generally results in a more liquid market for their publicly traded securities. If the market price of our common stock were to decline, we might be unable to use our common stock as consideration for future acquisitions.

Loss of key executives could affect our ability to achieve Waste Systems' business objectives.

        We depend to a high degree on the services of Philip Strauss, Chairman, Chief Executive Officer and President, and Robert Rivkin, Director, Executive Vice President_Acquisitions, Chief Financial Officer, Secretary and Treasurer, in planning to achieve our business objectives. We have obtained $1 million key executive insurance policies for each of Messrs. Strauss and Rivkin. However, if we lost the services of either of these executives, our business, financial condition and results of operations could suffer material adverse effects.

Failed acquisitions or projects may adversely affect our results of operations and financial condition.

        In accordance with generally accepted accounting principles, we record some expenditures and advances relating to acquisitions, pending acquisitions and landfill projects as assets on our balance sheet, then amortize or depreciate these capitalized expenditures and advances over time, usually matching an asset's depreciation against the revenues it generates. We also have an accounting policy to record as an expense in the current accounting period all unamortized capital expenditures and advances relating to any operation that is permanently shut down, any acquisition that will not be consummated, and any landfill project that is terminated. As a result of these accounting practices, we may have to record the entire capitalized expenditure of any failed acquisition or terminated project as a charge against earnings in the accounting period in which the failure or termination occurs. A large, unexpected expense against typical earnings could have a material adverse effect on our results of operations, financial condition and our business.

Our business may not succeed due to the highly competitive nature of the solid waste management industry.

        The solid waste management industry is highly competitive and fragmented, and solid waste management operations require substantial labor and capital resources. Competition exists for collection, recycling, transfer and disposal service customers, as well as for acquisition targets. The markets we compete in or are likely to compete in usually are served by one or more national, regional or local solid waste companies who may have a respected market presence, and who may have greater financial, marketing or technical resources than those available to us. Competition for waste collection and disposal business is based on price, the quality of service and geographical location. From time to time, competitors may reduce the price of their services in an effort to expand or maintain market share or to win competitively bid contracts.

        We also compete with counties, municipalities and operators of alternative disposal facilities that operate their own waste collection and disposal facilities. The availability of user fees, charges or tax revenues and the availability of tax-exempt financing may provide a competitive advantage to public sector competitors in solid waste management. Additionally, alternative disposal facilities such as recycling and incineration may reduce the demand for the landfill-based solid waste disposal services that we provide and on which our strategy is based. We cannot assure you that we will be able to remain competitive with our larger and better capitalized private competitors or with tax-advantaged public sector operators.

Seasonal revenue fluctuations may negatively impact our operations.

        Our revenues and results of operations tend to vary seasonally. We tend to have lower revenues in the winter months of the fourth and first quarters of the calendar year than in the warmer months of the second and third quarters. The primary reasons for lower revenues in the winter months include:

     o harsh winter weather conditions that interfere with collection and transportation activities;

     o the volume of winter month waste in our operating regions is generally lower than that which occurs in warmer months; and

     o the construction and demolition activities which generate landfill waste are primarily performed in the warmer seasons.

We believe that the seasonality of the revenue stream will not have a material adverse effect on our business, financial condition and results of operations on an annualized basis. Still, higher warm weather revenues may not offset lower cold season revenues, and seasonal revenue fluctuations may make it more difficult to manage and finance our business successfully.

The geographic concentration of our operations magnifies the risks to our success.

        Waste Systems has established solid waste management operations in Central Pennsylvania, Vermont, Upstate New York and central Massachusetts. Since our current primary source of revenues will be concentrated in these geographic locations, our business, financial condition and results of operations could be materially affected by downturns in these local economies, severe weather conditions in these regions, and state and local regulations. Factors that have a greater impact on our selected markets than on other regions of the country are more likely to have a negative effect on our business than on our larger regional and national competitors in the waste management industry.

        Industry consolidation in our operating regions has also increased the competition for customers who generate waste streams. This may make it increasingly difficult to expand operations within our selected markets. We cannot assure you that we will be able to continue to increase the local waste streams to our operating landfills or be able to expand our geographic markets to mitigate the effects of adverse economic events that may occur in these regions. As a result of our geographic concentration, we are exposed to a higher degree of risks than our geographically more diverse competitors.

Potential difficulties in acquiring landfill capacity could increase our costs.

        Our operations depend on our ability to expand the landfills we own or operate and to develop or acquire new landfill sites. We cannot assure you that we will be successful in obtaining new landfill sites or expanding the permitted capacity of our existing landfills. The process of obtaining required permits and approvals to open new landfills, and to operate and expand existing landfills has become increasingly difficult and expensive. The process can take several years and involves hearings and compliance with zoning, environmental and other requirements. We cannot assure you that we will be successful in obtaining and maintaining required permits to open new landfills or expand the existing landfills we own or operate.

        Even when granted, final permits to expand landfills are often not approved until the remaining capacity of a landfill is very low. In the event we exhaust our permitted capacity at one of our landfills, our ability to expand internally will be limited and we will be required to cap and close that landfill. Furthermore, as the solid waste management industry continues to consolidate, there will be greater competition for potential landfill acquisitions. As a result of insufficient landfill capacity, we could be forced to transport waste greater distances to our own landfills that have capacity, or to dispose of waste locally at landfills operated by our competitors. In either case, the additional costs we would incur could have a material adverse effect on our business.

Failure to obtain landfill closure performance bonds and letters of credit may adversely affect our business.

        We may be required to post a performance bond, surety bond or letter of credit to ensure proper closure and post-closure monitoring and maintenance at some of our landfills and transfer stations. Our failure to obtain performance bonds, surety bonds or letters of credit in sufficient amounts or at acceptable rates may have a material adverse effect on our business, financial condition and results of operations.

Estimated accruals for landfill closure and post-closure costs may not meet our actual financial obligations.

        The closure and post-closure costs of our existing landfills and any landfill we may own or operate in the future represent material financial obligations. To meet these future obligations, we estimate and accrue closure and post-closure costs based on engineering estimates of landfill usage and remaining landfill capacity. We cannot assure you that the amount of funds estimated and accrued for landfill closure and post-closure costs will be enough to meet these future financial obligations. Any failure to meet these obligations when they become due, or any use of significant funds to cover a gap between such accruals and actual landfill closure and post-closure costs incurred, may have a material adverse effect on our business, financial condition and results of operations.

Environmental and other government regulations impose costs and uncertainty on our operations.

        We and our customers operate in a highly regulated environment, and our landfill projects in particular usually will require federal, state and local government permits and environmental approvals. Maintaining awareness of and attempting to comply with applicable environmental legislation and regulations require substantial expenditures of our personnel and financial resources. These efforts, however, do not guarantee that we will meet all of the applicable regulatory criteria necessary to obtain required permits and approvals.

        Government regulators generally have broad discretion to deny, revoke, or modify regulatory permits or approvals under a wide variety of circumstances. In addition, government regulators may adopt new environmental legislation or regulations or amend existing legislation, and may interpret or enforce existing legislation in new ways. All of these circumstances may require us or our customers to obtain additional permits or approvals.

        Any delay in obtaining required regulatory permits or approvals may delay our ability to obtain project financing, thereby increasing our need to invest working capital in projects before obtaining more permanent financing. These delays may also reduce our project returns by deferring the receipt of project revenues to a later project completion date. If we are required to cancel any planned project because we were unable to obtain required permits or as a result of any other regulatory impediments, we may lose any investment we have made in the project up to that point. The cancellation, or any substantial delay in completion, of any project may have a significant negative effect on our financial condition and results of operations.

We are exposed to potential liability for environmental damage and regulatory noncompliance.

        We are engaged in the collection, transfer and disposal of waste described as non-hazardous, and we believe that we are currently in material compliance with all applicable environmental laws. Despite these circumstances, if harmful substances escape into the environment and cause damages or injuries as a result of our operating activities, we are exposed to the risk that we will be held liable for any damages and injuries, as well as for significant fines for regulatory noncompliance.

Our environmental liability insurance may not cover all risks of loss.

        We maintain environmental impairment liability insurance covering particular claims for the sudden or gradual onset of environmental damage to the extent of $5 million per landfill. If we were to incur liability for environmental damage in excess of our insurance limits, our financial condition could be adversely affected. We also carry a comprehensive general liability insurance policy, which management considers adequate at this time to protect our assets and operations from other risks.

Addressing local community concerns about our operations may adversely affect our business.

        Members of the public in the communities where we do business could raise concerns with government regulators and others about the effects on their communities of our existing or planned operations and, in some areas, the proposed development of solid waste facilities. These concerns cannot always be anticipated, and our attempts to address these concerns may result in unforseen delays, costs and litigation that could adversely affect our ability to achieve our business objectives.

Year 2000 problems could have an adverse impact on our business.

        We   utilize   and   are   dependent   upon   general   accounting   and
industry-specific customer information and billing software to conduct our business that are likely to be affected by the date change in the year 2000. This purchased software is run on in-house computer networks. In addition, embedded technology that is contained in a substantial number of our items of hauling, disposal and communications equipment may be affected by the date change in the year 2000. We have initiated a review and assessment of all hardware, software and related technologies to determine whether it will function properly in the year 2000. We currently believe that costs associated with the compliance efforts will not have a significant impact on our ongoing results of operations, although we cannot assure you in this regard. Computer software and related technologies used by our customers, service providers, vendors and suppliers are also likely to be affected by the year 2000 date change. To date, those vendors which have been contacted have indicated that their hardware or software is or will be year 2000 compliant in time frames that meet our requirements. We have also initiated communications with our significant suppliers regarding the year 2000 issue. However, we cannot assure you that the systems of such suppliers, or of customers, will be year 2000 compliant. Failure by us or any of the parties mentioned above, to properly process dates for the year 2000 and thereafter could result in unanticipated expenses and delays to us, including delays in the payment by our customers for services provided.

                               RECENT DEVELOPMENTS

Senior Notes Offering.

        Senior Notes Offering and Use of Proceeds. On March 2, 1999, we completed a private placement of $100.0 million principal amount of 11 1/2% Senior Notes due 2006 and warrants to purchase an aggregate of 1,500,000 shares of common stock at an exercise price of $6.25 per share. The net proceeds to Waste Systems from the sale of the senior notes and warrants, after deducting the discount to the initial purchaser and related issuance costs, were approximately $97.3 million. We used a portion of the proceeds from the offering to repay the $20.0 million of Waste Systems's 13% short term notes due June 30, 1999. The $10.0 million BankNorth Group, N.A. credit facility and approximately $1.7 million of capital leases and other notes payable were paid with the proceeds. Also, we redeemed approximately $1.45 million principal amount of Waste Systems' 10% convertible subordinated debentures due October 6, 2000 and completed several acquisitions as further described below. A portion of the balance of the proceeds has been used for general corporate purposes. The remainder will be used for possible future acquisitions and/or working capital.

        In connection with the offering of the senior notes and warrants, we entered into a registration rights agreement with the initial purchaser. This registration rights agreement requires us to exchange the senior notes for newly issued registered 11 1/2% Series B Senior Notes due 2006. We filed an exchange offer registration statement with the Securities and Exchange Commission (File No. 333-81341), which was declared effective on July 13, 1999. Under the senior notes registration rights agreement, if we fail to complete the exchange offer by October 28, 1999, we must increase the annual interest rate payable on the originally issued senior notes by 0.50% until the exchange offer is completed. We currently intend to complete the exchange offer on or about August 13, 1999.

        The registration rights agreement also requires us to register for resale the senior notes held by our affiliates or other persons ineligible to participate in the exchange offer under the interpretations of the Securities and Exchange Commission of applicable federal securities rules. Under the senior notes registration rights agreement, if we fail to: (a) file the registration statement for the resale of those senior notes by August 27, 1999; or (b) cause the registration statement to be declared effective or prior to October 28, 1999; or (c) keep the registration statement effective during the prescribed effective period; then we must increase the annual interest rate payable on the originally issued senior notes by 0.50% until the registration statement is filed or declared or made effective, as applicable. It is our current understanding that an affiliate of Waste Systems holds senior notes. Accordingly, we currently intend to file with the Securities and Exchange Commission a shelf registration statement to register for resale those senior notes and to cause it to be declared effective prior to the deadlines described above, and to keep it effective during the prescribed effective period.

        When we offered the senior notes, we also offered warrants to purchase 1,500,000 shares of common stock. We also entered into a registration rights agreement with the initial purchaser relating to registration of those warrants. The warrants registration rights agreement requires us to register for resale those warrants and any common stock that is issuable upon exercise of the warrants. Under the warrant registration rights agreement, if we fail to: (a) file that registration statement on or prior to August 27, 1999; or (b) cause it to be declared effective by the Securities and Exchange Commission on or prior to October 28, 1999; or (c) keep the registration statement effective during the prescribed effective period; then we must increase the annual interest rate payable on the senior notes by 0.50% until the registration statement is filed or declared or made effective, as applicable. Accordingly, we currently intend to file with the Securities and Exchange Commission a shelf registration statement to register for resale the warrants and the common stock issuable upon exercise of the warrants and to cause it to be declared effective prior to the deadlines described above, and to keep it effective during the prescribed effective period.

        Summary of Terms of the Warrants. The warrants are exercisable from September 2, 1999, through March 2, 2004. The number of shares for which, and the price per share at which, a warrant is exercisable, are subject to adjustment upon the occurrence of events specified in the warrant agreement.

        Summary of Terms of the Senior Notes. The senior notes mature on January 15, 2006, and accrue interest at the rate of 11 1/2% per annum, payable semi-annually in arrears on July 15 and January 15 of each year, commencing July 15, 1999. The senior notes are guaranteed by all of our current subsidiaries.

        When the senior notes were sold, Waste Systems and its subsidiaries entered into a registration rights agreement with the initial purchaser in which we agreed to effect an exchange offer for a new series of Senior Notes on or before October 28, 1999. On July 14, 1999, we began an exchange offer in which holders of outstanding senior notes will be entitled to exchange senior notes for a like principal amount of registered 11 1/2% Series B Senior Notes due 2006 that have substantially identical terms as the originally issued senior notes. Any senior notes initially issued that remain outstanding and not exchanged after the consummation of the exchange offer will be treated the same under the indenture as the new senior notes issued in the senior notes exchange offer.

        In accordance with the senior notes indenture, we must increase the interest rate payable on the senior notes to 13%, 14% and 15% per year if we do not achieve an adjusted stockholders' equity of at least $40,000,000 on December 31, 1999, June 30, 2000, and December 31, 2000, respectively. "Adjusted stockholders' equity" means our stockholders' equity as shown on our consolidated balance sheets filed as part of our regular reports with the Securities and Exchange Commission, less the amount of any increase therein resulting from the issuance of shares of common stock in exchange for outstanding 7% convertible subordinated notes, to the extent, if any, that such issuance exceeds 2,343,646 shares of common stock in the aggregate.

        The senior notes and the subsidiary guarantees:

        o       are senior unsecured obligations;

        o rank equally in right of payment with all other existing and future senior unsecured obligations of Waste Systems and the subsidiary guarantors, and senior in right of payment to the holders of equity securities of Waste Systems; and

        o are effectively subordinated to all of our and our subsidiary guarantor's secured debt, including amounts outstanding under our credit facility and capital lease obligations, to the extent of the value of the assets securing such loan.

        The senior notes are guaranteed on a senior unsecured basis by all of our wholly owned subsidiaries, which conduct substantially all of the operations of our business. The subsidiary guarantees are joint and several obligations of the subsidiary guarantors. All of our subsidiary guarantors are considered restricted subsidiaries under the indenture. Subject to the requirements of the indenture, Waste Systems will be permitted to designate current or future subsidiaries as unrestricted subsidiaries, which will not be subject to many of the restrictive covenants in the indenture applicable to the subsidiary guarantors.

        After March 2, 2003, we may redeem the senior notes at any time at the redemption price fixed by the indenture, together with accrued and unpaid interest. In addition, we may at any time purchase senior notes in the open market or otherwise at any price. Any senior notes that are redeemed or purchased by us will be canceled and may not be reissued or resold.

        Upon the occurrence of an event considered a "change of control" of Waste Systems, holders of senior notes will have the right to sell back to us all Senior Notes at a price equal to 101% of their aggregate principal amount, together with accrued and unpaid interest, if any, to the date of such sale.


        The senior note indenture limits our ability and the ability of our guarantor subsidiaries to:

        o       incur additional indebtedness;

        o       pay dividends on or redeem our capital stock;

        o       issue capital stock of our subsidiaries;

        o       make investments;

        o       create liens;

        o       issue guarantees;

        o       engage in transactions with affiliates;

        o       sell assets; and

        o       conduct certain mergers and consolidations.

Exchange of Common Stock for 7% Convertible Subordinated Notes due 2005.

        On March 31, 1999, Waste Systems completed a private exchange offer in which we issued a total of 2,244,109 shares of common stock in exchange for $10,449,000 aggregate principal amount of the outstanding 7% Convertible Subordinated Notes due May 13, 2005 previously issued in a private placement. Please see the section of this prospectus entitled "Material Terms of the Selling Stockholders' Transaction" for a description of that exchange offer. To conduct the private exchange offer, we entered into exchange agreements with each of the participating note holders. In the exchange agreements, we agreed to register for resale by the selling stockholders the 2,244,109 shares of common stock issued in the private exchange offer. We are satisfying this agreement by filing with the Securities and Exchange Commission the registration statement of which this prospectus forms a part.

Stock Repurchase.

        With the proceeds from the private offering of senior notes, Waste Systems repurchased 497,778 shares of its common stock from the Federal Deposit Insurance Corporation for an aggregate purchase price of approximately $2.8 million.

Acquisitions.

        From January 1, 1999 to May 1, 1999, Waste Systems completed ten acquisitions, consisting of eight collection operations, one transfer station and one landfill. The aggregate purchase price for these acquisitions was approximately $42.1 million which was paid in cash and by the assumption of approximately $3 million of debt. These acquisitions have combined annual revenue of approximately $12.0 million. The acquisitions have all been recorded using the purchase method of accounting.

        On August 3, 1999, we completed the acquisition of the assets of C&J Trucking, Inc. and affiliates, with collection operations throughout Eastern Massachusetts and Southern New Hampshire. The acquired assets also include two transfer stations located in Lynn, Massachusetts and Londonderry, New Hampshire, which are initially expected to handle in excess of 1,000 tons of waste per day. On July 6, 1999, we acquired Eastern Trans-Waste of Maryland, Inc., a well-established commercial and industrial collection operation servicing the Baltimore, Maryland and Washington, D.C. region. Its operations include a 53,000 square foot transfer station located in Washington, D.C., which is permitted to operate twenty-four hours per day with no capacity restrictions. As part of its customer base, Eastern Trans-Waste serves the White House and numerous federal agencies. The total purchase price for these acquisitions is approximately $70 million, in cash and stock. The consideration paid to former stockholders of Eastern Trans-Waste of Maryland, Inc. includes 2,678,620 shares of common stock and 894 shares of newly designated Series C Preferred Stock that is automatically convertible, upon stockholder approval, into 1,576,292 shares of common stock, subject to adjustment in the event of a stock dividend, subdivision or combination of Waste Systems' common stock or a capital reorganization, merger or consolidation of Waste Systems or the sale of all or substantially all of Waste Systems' assets. The Series C Preferred Stock has substantially the same terms as the common stock, other than: (1) a liquidation preference equal to $11,615 per share, subject to adjustment, and (2) a per share put right, exercisable in the event that stockholder approval for the Series C conversion is not obtained by October 30, 1999, equal to the sum of the liquidation preference amount and interest accrued thereon at 8% per annum from July 2, 1999 per share. We intend to hold a special meeting of the stockholders before October 30, 1999 to consider and vote on stockholder approval of the Series C conversion.

        The acquisitions are expected to add annualized revenues of approximately $30 million and will be recorded using the purchase method of accounting. As a result, we believe that we are poised to continue our growth in these areas and to enhance our profitability through the implementation of operating efficiencies.


New Revolving Credit Facility

        On July 22, 1999, we entered into a $25 million revolving credit facility with BankNorth Group, N.A. to fund acquisitions and for general working capital purposes. No credit has been drawn to date, but any debt incurred under this credit facility is secured debt that is guaranteed by our subsidiaries. The revolving credit agreement has a term of three years, provides for an interest rate based on LIBOR, and includes other terms and conditions customary for secured revolving credit facilities.

Private Placement of up to 2,857,143 shares of common stock

               On July 30, 1999, we completed an initial closing of a private placement in which we issued 571,429 shares of common stock for aggregate consideration of $4 million, and on August 2, 1999, we completed a subsequent closing of the private placement in which we issued an additional one million shares of common stock for aggregate additional consideration of $7 million. The proceeds from the private placement will be used for potential future acquisitions and general working capital purposes. We anticipate holding additional subsequent closings under the private placement for the issuance of up to an additional 1,285,714 shares, for a total of 2,857,143 shares at a subscription price of $7 per share, resulting in gross total private placement proceeds of $20 million. The subscription agreements under which these shares have been or may be sold obligate us to file a shelf registration statement for the resale of the shares. Accordingly, we intend to file with the Securities and Exchange Commission by not later than October 28, 1999 a shelf registration statement for the resale of these shares, and to cause that registration statement to become effective by not later than January 26, 2000.

             MATERIAL TERMS OF THE SELLING STOCKHOLDERS' TRANSACTION

        On May 13, 1998, we closed on the private placement sale of $60.0 million in aggregate principal amount of 7% convertible subordinated notes due 2005 pursuant to a securities purchase agreement among Waste Systems, the selling stockholders and other note investors.

        On March 31, 1999, we completed a private exchange offer in which we exchanged 2,244,109 shares of common stock for $10,449,000 aggregate principal amount of the 7% Convertible Subordinated Notes at an exchange price of $4.656 principal amount of notes retired for each share of common stock issued. The exchange price was equal to the closing price of the common stock as reported by NASDAQ on that date. Assuming a conversion price of $10.00 per share in accordance with the original terms of the notes, the $10,449,000 in aggregate principal amount of the notes exchanged would have represented 1,044,900 shares of common stock. As a result of the difference between the conversion price provided in the original terms of the notes of $10.00 per share and the actual exchange price of $4.656 per share of common stock issued in the exchange offer, we issued 1,199,209 shares of common stock in excess of the shares that would have been issued if the notes exchanged were instead converted into common stock in accordance with their original terms. We recorded a non-cash charge of $5,583,717 attributable to the issuance of these additional shares of common stock. This non-cash charge has been offset on our balance sheet in consolidated stockholders' equity by the additional deemed proceeds from the issuance of the shares.

        Pursuant to the related exchange agreements with each of the selling stockholders, Waste Systems agreed to register for resale by the selling stockholders the shares of common stock issued to them in the private exchange offer. We are satisfying the obligation by filing with the Securities and Exchange Commission the registration statement of which this prospectus forms a part.


                              SELLING STOCKHOLDERS

        The following table sets forth the number of shares of our common stock beneficially owned by each selling stockholder as of June 30, 1999, the number of shares each selling stockholder is offering to sell, the number of shares which each selling stockholder will beneficially own upon completion of this offering, and the percentage ownership of each selling stockholder upon completion of this offering. The selling stockholders have furnished to us the information set forth below and this information is accurate to the best of our knowledge.

                                       Beneficial Ownership                                Beneficial Ownership
                                       Prior to Offering(1)          Shares to             After Offering(1)(2)
                                        Shares      Percent            be Sold              Shares        Percent

   B-III Capital Partners, L.P. (3)   7,448,526       46.6%          1,220,098           6,228,428           39.0%

   Prudential Insurance Company       1,034,684        7.5%             87,150             947,534            6.9%
     of America (4)

   Mitchell Hutchins                  2,167,559       15.1%            435,749           1,731,810           12.1%
     Asset Management Inc. (5)

   John Hancock Advisers (6)          1,537,794       10.7%            501,112           1,036,682            7.2%

---------------------------------------
(1) Based on a total of 13,405,394 shares of common stock outstanding as of June 30, 1999. In computing the number of shares of common stock beneficially owned by a person, the following shares are also deemed outstanding and held for that person only: (a) shares of common stock subject to currently exercisable options and warrants held by that person; (b) shares of common stock subject to options and warrants held by that person that become exercisable within 65 days of June 30, 1999;
         (c) shares of common stock issuable upon conversion of currently convertible securities held by that person; and (d) shares of common stock issuable upon conversion of securities held by that person that could become convertible within 60 days of June 30, 1999. For purposes of computing the percentage of outstanding shares of common stock beneficially owned by such person, the shares described in clauses (a) through (d) above are deemed to be outstanding for such person only, and are not deemed to be outstanding for purposes of computing the ownership percentage of any other person.

(2) Assumes the sale of all of the shares of common stock offered for resale in this prospectus.

(3) Includes 4,879,104 shares of common stock currently owned, 2,231,922 shares issuable upon conversion at any time of 7% Convertible Subordinated Notes at a conversion price of $10.00 per share, and 337,500 shares issuable upon exercise of warrants on or after September 2, 1999 at an exercise price of $6.25 per share. DDJ Capital Management, LLC ("DDJ") serves as investment manager of B-III Capital Partners, L.P. ("B-III"); and an affiliate of DDJ is the general partner of B-III. Judy K. Mencher and David J. Breazzano, managing directors of DDJ, serve as directors of Waste Systems.

(4) Includes 650,261 shares of common stock currently owned, 159,423 shares issuable upon conversion at any time of 7% Convertible Subordinated Notes at a conversion price of $10.00 per share, and 225,000 shares issuable upon exercise of warrants on or after September 2, 1999 at an exercise price of $6.25 per share.

(5) Includes 1,220,444 shares of common stock currently owned, 797,115 shares issuable upon conversion at any time of 7% Convertible Subordinated Notes at a conversion price of $10.00 per share, and 150,000 shares issuable upon exercise of warrants on or after September 2, 1999 at an exercise price of $6.25 per share.

(6) Includes 591,112 shares of common stock currently owned, 916,682 shares issuable upon conversion at any time of 7% Convertible Subordinated Notes at a conversion price of $10.00 per share, and 30,000 shares issuable upon exercise of warrants on or after September 2, 1999 at an exercise price of $6.25 per share.


                              PLAN OF DISTRIBUTION

         This prospectus relates to the offer and sale from time to time by the holders thereof of up to 2,244,109 shares of common stock.

Offer and Sale of Shares

         Any of the selling stockholders or their pledgees, donees, transferees or other successors in interest, may from time to time, in one or more transactions, sell all or a portion of the shares in such transactions at prices then prevailing or related to the then current market price or at negotiated prices. The offering price of the shares from time to time will be determined by the selling stockholders and, at the time of such determination, may be higher or lower than the market price of the shares on the Nasdaq SmallCap Market.

         If the selling stockholders effect transactions by selling shares to or through underwriters, brokers, dealers or agents, these underwriters, brokers, dealers or agents may receive compensation in the form of discounts, concessions or commissions from a selling stockholder or from purchasers of shares for whom they may act as agents, and underwriters may sell shares to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. The selling stockholders and any brokers, dealers or agents that participate in the distribution of the shares may be deemed to be underwriters, and any profit on the sale of the shares by them and any discounts, concessions or commissions received by any underwriters, brokers, dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act. Under agreements that may be entered into by us, underwriters, brokers, dealers and agents who participate in the distribution of shares may be entitled to indemnification by Waste Systems against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such underwriters, brokers, dealers or agents may be required to make in respect thereof. The shares may be sold directly or through broker-dealers acting as principal or agent, or pursuant to a distribution by one or more underwriters on a firm commitment or best-effort basis.

         The selling stockholders, or their pledgees, donees, transferees or other successors in interest, may offer and sell their shares in the following manner:

       o on the Nasdaq SmallCap Market or other exchanges on which the shares are listed at the time of sale;

       o in the over-the-counter market or otherwise at prices and at terms then prevailing or at prices related to the then current market price;

       o  in underwritten offerings;

       o  in privately negotiated transactions;

       o in a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

       o a broker or dealer may purchase as principal and resell such shares for its account pursuant to this prospectus;

       o  an exchange distribution in accordance with the rules of the exchange;

       o ordinary brokerage transactions and transactions in which the broker solicits purchasers; or

       o  through any combination of the above.


         The selling stockholders may accept and, together with any agent of the selling stockholders, reject in whole or in part any proposed purchase of the shares offered by this prospectus. We will not receive any proceeds from the offering or sale of shares by the selling stockholders.

Prospectus Supplement Regarding Sales

         To the extent required, we will set forth in a prospectus supplement accompanying this prospectus, or if, appropriate, in a post-effective amendment, the following information: (1) the amount of shares to be sold; (2) purchase prices; (c) public offering prices; (4) the names of any agents, dealers or underwriters; and (5) any applicable commissions or discounts with respect to a particular offer.

Compliance with State Securities Laws

         We have not registered or qualified the shares offered by this prospectus under the laws of any country, other than the United States. In certain states, the selling stockholders may not offer or sell their shares unless (1) we have registered or qualified such shares for sale in such states or (2) we have complied with an available exemption from registration or qualification. Also, in certain states, to comply with such state securities laws, the selling stockholders can offer and sell their shares only through registered or licensed brokers or dealers.

Rule 144

         The selling stockholders may also resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided the selling stockholder meets the criteria and conforms to the requirements of such Rule 144.

Payment of Expenses

         We will pay substantially all of the expenses related to the registration of the shares offered by this prospectus. The selling stockholders will pay any sales commissions or other seller's compensation applicable to such transactions.


                                 USE OF PROCEEDS

         We will not receive any cash proceeds from the sale of the shares of common stock. We are registering the common stock offered by the selling stockholders solely to satisfy our obligations under exchange agreements.


                                  LEGAL MATTERS

         The validity of the securities being offered hereby will be passed upon by Goodwin, Procter & Hoar LLP, Boston, Massachusetts.


                                     EXPERTS

         The consolidated financial statements of Waste Systems as of December 31, 1998 and 1997, and for each of the years in the three-year period ended December 31, 1998, appearing in Waste Systems Annual Report on Form 10-K incorporated by reference in this prospectus and the registration statement of which this prospectus is a part, have been audited by KPMG LLP, independent certified public accountants, and in reliance upon the authority of said firm as experts in accounting and auditing.


                       WHERE YOU MAY FIND MORE INFORMATION

         We have filed a registration statement on Form S-3 with the Securities and Exchange Commission covering the resale of the shares of common stock. This prospectus, which is part of the registration statement, omits certain information included in the registration statement. Statements made in this prospectus as to the contents of any contract, agreement or other document are not necessarily complete. Since this prospectus may not contain all the information that you may find important, you should review the full text of these documents. We have included copies of these documents as exhibits to our registration statement.

         We are currently subject to the periodic reporting and other informational requirements of the Securities Exchange Act of 1934, as amended, and, in accordance with its rules, we file annual, quarterly and other information with the Securities and Exchange Commission. You can inspect and copy at prescribed rates the reports and other information that we file with the Securities and Exchange Commission at the public reference facilities maintained by the Securities and Exchange Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and also at the regional offices of the Securities and Exchange Commission located at 7 World Trade Center, Suite 1300, New York, New York 10048 and the Citicorp Center at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. You may obtain information on the operation of the public reference facilities by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission also maintains an internet web site at http://www.SEC.gov that contains reports, proxy and information statements and other information. You can also obtain copies of these materials from us upon request.


                       DOCUMENTS INCORPORATED BY REFERENCE

         The following documents and other materials, which we have filed with the Securities and Exchange Commission, are incorporated and specifically made a part of this prospectus by reference:

         (1) Annual Report on Form 10-K for the fiscal year ended December 31, 1998, as amended by the Report on Form 10-K/A filed on April 8, 1999, as further amended by the Report on Form 10-K/A Amendment No. 2 filed on August 5, 1999;

         (2) Quarterly Report on Form 10-Q for the quarter ended March 31, 1999, as amended by the Report on Form 10-Q/A filed on August 5, 1999;

         (3)       Proxy Statement dated April 30, 1999; and

         (4) Current Report on Form 8-K filed on March 12, 1999 and Current Report on Form 8-K filed on March 25, 1999, as amended by Current Report on Form 8-K/A filed on May 24, 1999.

         In addition, all documents that we file with the Securities and Exchange Commission pursuant to sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus will be deemed to be incorporated by reference into this prospectus and to be part of this prospectus from the date of the filing of such documents with the Securities and Exchange Commission. Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus if a statement contained in this prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

         This prospectus incorporates documents by reference that are not presented in this prospectus or delivered herewith. Copies of these documents, other than exhibits to these documents that are not specifically incorporated by reference in this prospectus, are available without charge to each person to whom a copy of this prospectus is delivered, upon the written or oral request of that person. Requests for any information should be directed to Waste Systems International, Inc., 420 Bedford Street, Suite 300, Lexington, Massachusetts 02420 (telephone number (781) 862-3000), attention: Chief Financial Officer.

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

         The following table sets forth an itemized statement of all expenses expected to be incurred in connection with the issuance and distribution of the securities being registered (all of which are estimated, other than the filing fee of the Securities and Exchange Commission):

         Securities and Exchange Commission filing fee............    $   4,018
         Legal fees and expenses..................................       10,000
         Accounting fees and expenses.............................        2,500
         NASDAQ fees and expenses.................................        7,500
         Transfer Agent's fees and expenses.......................          500
         Blue sky fees and expenses...............................          500
         Miscellaneous............................................            0
                                                                      ---------
                                                                      $  25,018

Item 15.  Indemnification of Directors and Officers.

        Section 145 of the Delaware General Corporation Law (the "DGCL") provides that a corporation may indemnify a director, officer, employee or agent against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in respect of or in successful defense of any action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

        We have obtained directors' and officers' insurance providing benefits aggregating $5 million. In addition, Article X of our Second Amended and Restated Certificate of Incorporation (the "Charter") provides that directors or officers of Waste Systems, or others serving as a director or officer of another corporation at our request, shall be indemnified to the fullest extent permitted by the DGCL. Article X further provides that the indemnification rights provided by such Article X shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any law, agreement or vote of stockholders or disinterested directors or otherwise. Article VII of the Charter further provides that no director shall be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty by such person as a director, except to the extent that the elimination or limitation of liability is not permitted under the DGCL as in effect when such liability is determined. Any amendment or repeal of Article VII by the stockholders or an amendment to the DGCL shall not adversely affect any right or protection under such Article existing at the time of such amendment or repeal with respect to any act or omission occurring prior to such amendment or repeal of a person serving as a director at the time of such amendment or repeal.

        Article V of our By-laws provides that present and former directors and officers of Waste Systems shall be indemnified by us to the fullest extent authorized by the DGCL, as the same exists or may in the future be amended to provide for broader indemnification rights, against any and all reasonable expenses or liability incurred in connection with any threatened, pending or completed legal proceeding in which any such person is involved as a result of serving or having served as a director or officer of Waste Systems, as a director or officer of any subsidiary of Waste Systems, or acting or having acted in any capacity with any other entity at our written request or direction, in each case if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of Waste Systems, and with respect to criminal actions or proceedings, that such person had no reasonable cause to believe his or her conduct was unlawful. The By-laws provide that any indemnification extended to an officer pursuant to Article V shall include the reimbursement of expenses by us prior to the final disposition of the proceeding upon the receipt of an undertaking by such indemnified person to repay such payment if it is determined that such indemnified person is not entitled to such reimbursement. The By-laws further provide that the previously described provisions of Article V are deemed to be a contract between Waste Systems and each director and officer. In addition, the By-laws provide that the provisions with respect to indemnification and payment of expenses incurred in defending a covered proceeding shall not be exclusive of any right which any person may have or hereafter acquire under any statute, provision of the Charter or the By-laws, agreement, vote of the stockholders or disinterested directors or otherwise.

        We have also entered into an indemnification agreement with one of our directors, William B. Philipbar. The indemnification agreement requires us, among other things, to indemnify Mr. Philipbar to the fullest extent permitted by law and advance to Mr. Philipbar all related expenses. Under this agreement, we must also indemnify and advance all expenses incurred by Mr. Philipbar seeking to enforce his rights under the indemnification agreement, provided Mr. Philipbar prevails. Although the form of indemnification agreement offers substantially the same scope of coverage afforded by law, it provides additional assurance to Mr. Philipbar that indemnification will be available because, as a contract, it cannot be modified unilaterally in the future by the Board of Directors or the stockholders to eliminate the rights it provides. It is the position of the Commission that indemnification of directors and officers for liabilities under the Securities Act is against public policy and unenforceable pursuant to Section 14 of the Securities Act.


Item 16.  Exhibits and Financial Statement Schedules.

        The following is a complete list of exhibits filed or incorporated by reference as part of this prospectus.


Exhibit No.        Description

1.1 Form of Exchange Agreement between Waste Systems International, Inc. and each participating holder in the March 31, 1999 exchange of 7% Convertible Subordinated Notes for an aggregate of 2,249,109 shares of common stock (incorporated by reference to Exhibit 4.5 to the Company's Registration Statement on Form S-4 File No. 333-81341).

5.1 Opinion of Goodwin, Procter & Hoar LLP as to the legality of the securities being registered.

12.1  Statements re: Computation of Ratios (incorporated by reference to Exhibit
      12.1 to the Company's Registration Statement on Form S-4 File No. 333-81341).

23.1 Consent of Goodwin, Procter & Hoar LLP (included in Exhibit 5.1).

23.2 Consent of KPMG LLP, Independent Accountants.

24.1 Powers of Attorney (included on page II-5 hereto).


Item 17.  Undertakings.

 (a) The undersigned registrant hereby undertakes:

  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

   (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;


        (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   (b) The registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (e) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

   (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

   Pursuant to the requirements of Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the Town of Lexington, Commonwealth of Massachusetts, on this 5th day of August, 1999.

                   WASTE SYSTEMS INTERNATIONAL, INC.

                   By:      /s/     Robert Rivkin
                        Robert Rivkin
                   Executive Vice President_Acquisitions,
                   Chief Financial Officer, Secretary, Treasurer and
                   Director
                  (Principal Financial and Accounting Officer)


                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that we, the undersigned officers and directors of Waste Systems International, Inc. hereby constitute Robert Rivkin, our true and lawful attorney with full power to him to sign for us and in our names in the capacities indicated below, the registration statement filed herewith and any and all amendments to said registration statement, and generally to do all such things in our names and in our capacities as officers and directors to enable Waste Systems International, Inc. to comply with the provisions of the Securities Act of 1933 and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorney, to said registration statement and any and all amendments thereto.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

Date: August 5, 1999                 By: /s/ Philip Strauss
                                         --------------------
                                         Philip Strauss
                                         Chairman, Chief Executive Officer and
                                         President
                                        (Principal Executive Officer)

Date: August 5, 1999                 By:  /s/ Robert Rivkin
                                          --------------------
                                          Robert Rivkin
                                          Executive Vice President_Acquisitions,
                                          Chief Financial Officer, Secretary,
                                          Treasurer and Direct (Principal
                                          Financial and Accounting Officer)

Date: August 5, 1999                  By: /s/ Jay J. Matulich
                                          --------------------
                                          Jay J. Matulich_Director

Date: August 5, 1999                   By: /s/ David J. Breazzano
                                           ----------------------
                                           David J. Breazzano_Director

Date: August 5, 1999                   By: /s/ Charles Johnston
                                           ---------------------
                                           Charles Johnston_Director

Date: August 5, 1999                   By: /s/ Judy K. Mencher
                                           ---------------------
                                           Judy K. Mencher_Director

Date: August 5, 1999                   By: /s/ William B.Philipbar
                                           ------------------------
                                           William B. Philipbar_Director

                                                                Exhibit 5.1







                                 August 4, 1999


Waste Systems International, Inc.
420 Bedford Street, Suite 300
Lexington, MA 02420


         Re: Legality of Securities to be Registered under Registration Statement on Form S-3.

Ladies and Gentlemen:

         This opinion is delivered in our capacity as counsel to Waste Systems International, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act") of a registration statement on Form S-3 (the "Registration Statement") relating to 2,244,109 shares of the Company's common stock, par value $.01 per share (the "Registered Shares").

         As counsel for the Company, we have examined the Registration Statement and the prospectus contained therein, and the Company's Second Amended and Restated Certificate of Incorporation, as amended, and By-laws, such records of the corporate proceedings of the Company as we have deemed to be material and such other certificates, receipts, records, and other documents as we have deemed necessary or appropriate for the purposes of this opinion.

         We are attorneys admitted to practice in the Commonwealth of Massachusetts. We express no opinion concerning the laws of any jurisdictions other than the laws of the United States of America and the Commonwealth of Massachusetts, and also express no opinion with respect to the blue sky or securities laws of any state, including Massachusetts.

         Based on the foregoing, we are of the opinion that the Registered Shares are duly authorized, validly issued, fully paid and non-assessable by the Company under the Delaware General Corporation Law.

         The foregoing assumes that all requisite steps will be taken to comply with the requirements of the Securities Act and applicable requirements of state laws regulating the offer and sale of securities.

         We hereby consent to being named as counsel to the Company in the Registration Statement and to the inclusion of this opinion as an exhibit to the Registration Statement.


                                               Very truly yours,

                                               /s/ Goodwin, Procter & Hoar LLP

                                               GOODWIN, PROCTER & HOAR  LLP

                                                                   Exhibit 23.2

                                        CONSENT OF INDEPENDENT ACCOUNTANTS

         We consent to the use of our report incorporated herein by reference and to the reference to our firm under the heading "Experts" in the Prospectus.


                                                       /s/ KPMG LLP

                                                           KPMG LLP

Boston, Massachusetts
August 4, 1999